Exhibit 10.77

Autobytel Inc. Human Resources Department 18872 MacArthur Boulevard, Suite 200 Irvine, CA 92612-1400 Voice: (949) 862-1312 Fax: (949) 797-0428

Memo

DATE:	March 1, 2009

TO:	Glenn Fuller
FROM:	Jeff Coats – President and CEO

RE:	Promotion

It is a pleasure to inform you of your promotion to EVP, Chief Legal and Administrative Officer and Secretary at Autobytel Inc. In this position you will continue to report to Jeff Coats, President and CEO. Following is a summary of your promotion.

New Position:	EVP, Chief Legal and Administrative Officer and Secretary

Position Effective Date:	January 19, 2009

Semi-Monthly Rate:	$10,625 ($255,000 Approximate Annually)

Rate Effective Date:	March 1, 2009

Bonus Opportunity:	You shall be entitled to participate in annual incentive bonus plans, if any, that may be adopted by the Company from time to time and that are afforded generally to persons employed by the Company at your position level (subject to the terms and conditions of any such annual incentive bonus plans). Should such an annual incentive bonus plan be adopted for any annual period, your target annual incentive bonus opportunity will be as established by the Company for each annual period, which is anticipated to be up to 70% of your annualized salary (i.e., 12 x Base Monthly Salary) based on achievement of objectives specified by the Company each annual incentive bonus period (which may include Company-wide performance objectives, divisional or department performance objectives and/or individual performance objectives, allocated between and among such performance objectives as the Company may determine). Specific annual incentive bonus plan details target bonus opportunity and objectives for each annual bonus plan period will be set forth in written documents signed by the parties. You understand that the Company’s annual bonus plans, their structure and components, specific target bonus opportunities and objectives, and the achievement of objectives and payouts, if any, thereunder are subject to the sole discretion of the Company’s Board of Directors, or a committee thereof.

Please feel free to call if you have any questions.

Best regards,

Autobytel Inc.

/s/ Jeff Coats

Jeff Coats

President and CEO

Autobytel Inc. Human Resources Department 18872 MacArthur Boulevard, Suite 200 Irvine, CA 92612-1400 Voice: (949) 862-1312 Fax: (949) 797-0428

Memo

DATE:	Effective as of December 8, 2008

TO:	Glenn Fuller
FROM:	Jeff Coats – President and CEO

RE:	Promotion

It is a pleasure to inform you of your promotion to SVP, Chief Legal and Administrative Officer and Secretary at Autobytel Inc. In this position you will report to Jeff Coats, President and CEO. Following is a summary of your promotion.

New Position:	SVP, Chief Legal and Administrative Officer and Secretary

Effective Date:	December 8, 2008

Bonus Opportunity:	To be determined by the Board of Directors at a later date

Please feel free to call if you have any questions.

Best regards,

Autobytel Inc.

/s/ Jeff Coats

Jeff Coats

President and CEO

Autobytel Inc. Human Resources Department 18872 MacArthur Boulevard Irvine, CA 92612-1400 Voice: (949) 862-1312 Fax: (949) 797-0428

Memo

DATE:	April 18, 2008

TO:	Glenn Fuller
FROM:	James Riesenbach, President & CEO
CC:	Lorna Larson, VP Human Resources

RE:	Promotion

It is a pleasure to inform you of your promotion to Senior Vice President, Chief Legal Officer & Secretary at Autobytel Inc. In this position you will report to Jim Riesenbach. Following is a summary of your promotion.

New Position:	Senior Vice President, Chief Legal Officer & Secretary

Semi-Monthly Rate:	$9,583.34 ($230,000 Annually)

Effective Date:	April 28, 2008

Bonus Opportunity:	Target bonus opportunity up to 45%, based on achievement of specified objectives. Specific objectives and plan details to be outlined in a separate document and incorporated herein by reference. Bonus will be prorated based upon the effective date of your promotion.

Stock Options:	75,000 subject to board approval and applicable securities laws

Please feel free to call if you have any questions.

Best regards,

Autobytel Inc.

/s/ James Riesenbach
James Riesenbach
President & CEO

October 10, 2006

Glenn Fuller

23411 Summerfield, Apt. 47G

Aliso Viejo, CA 92656

Dear Glenn:

It is a pleasure to offer you the position of Vice President, Legal Affairs at Autobytel Inc. Please be reminded that our offer of employment is contingent upon completion of our background check and your reviewing and accepting the terms of our various pre-hire and new-hire documents, including the employee handbook, the Confidentiality Agreement, the Arbitration Agreement, the Securities Trading Policy, and the Code of Conduct and Ethics for Employees, Officers and Directors. Following is a summary of our offer:

Position:	Vice President, Legal Affairs

Semi-Monthly Rate:	$7,708.34 ($185,000.00 Annually)

Hire Date:	October 16, 2006

Stock Options:	75,000 subject to board approval and applicable securities laws

Bonus Opportunity:	Target bonus opportunity is up to 35%, on an annual basis based on achievement of specified objectives. Specific objectives and plan details to be outlined in a separate document and incorporated herein by reference. Bonus will be prorated based upon actual time worked within the first year of employment.

Vacation Accrual:	three (3) weeks per year

Severance:	You will be eligible for a six (6) month severance plan provided you do not resign or are terminated for cause in accordance with the terms approved by the board. Detailed plan will be outlined in a separate document.

As a condition of employment, you will be required to sign the standard Employee Confidentiality Agreement and the Arbitration Agreement, which will apply during your employment with the Company and thereafter. Two originals of each of these agreements are enclosed for your review. Upon acceptance of this offer of employment, please sign and/or date in the designated areas, and return two signed originals of each directly to me. Ariel Amir, Autobytel Inc.’s EVP, Chief Legal and Administrative Officer, will then sign and return one complete package to you for your records.

Enclosed you will also find information regarding our benefits package. Please review the information, fill out as much as possible, and bring it with you on your first day of employment. If you have any questions or concerns they will be addressed during your new hire orientation or you may contact Michelle Knauerhaze at 949-862-1322.

This offer of employment is contingent on your ability to comply with all applicable State and Federal regulations, including without limitation requirements, relating to the I-9 employment authorization verification process. A list of acceptable documents is enclosed. Please bring documents to verify employment eligibility on your first day of work.

The provisions of this letter are severable which means that if any part of the letter is legally unenforceable, the other provisions shall remain fully valid and enforceable. This letter sets forth our complete understanding regarding the matters addressed herein and supersedes all previous agreements or understandings between you and the Company, whether written or oral.

Glenn, while we sincerely hope your employment relationship with Autobytel Inc. will be mutually rewarding, we want to be clear that by our policy, your employment is “at will” and there is no express or implied contract of employment for a specified period of time. This means that you may resign at any time without notice and that Autobytel Inc. may terminate your employment or change the terms of your employment, including but not limited to your duties, position, or compensation, at any time without cause and without notice. Our at-will employment policy may not be changed except by an explicit written agreement signed by both you and the President and CEO of Autobytel Inc. This policy supersedes any prior written or oral communications to the contrary.

In addition, Autobytel requires that you comply with all terms of any employment agreement that you may have with your current or former employer, Freedom Communications, Inc.. Specifically, Autobytel expects that you will comply with any notification requirements of any agreement with Freedom Communications, Inc., and Autobytel will adjust your start date accordingly to accommodate any required notice period.

Autobytel further expects that you will comply with any confidentiality provisions of any agreement with Freedom Communications, Inc.. Moreover, and regardless of whether you have a written agreement with Freedom Communications, Inc., Autobytel does not want you to disclose to us or provide copies of any confidential, proprietary, or trade secret information from Freedom Communications, Inc.

This offer shall expire 7 days from date of issue. Please indicate acceptance of our offer by signing and returning the enclosed copy of this letter. By signing this offer letter you also will be acknowledging that you are not relying on any promises or representations other than those set forth above in deciding to accept this conditional offer of employment. You may fax a signed copy, if you wish, to our confidential fax at (949) 862-1324. Feel free to call if you have questions. We look forward to having you join the Autobytel Inc. team.

/s/ Glenn Fuller
Glenn Fuller

Best regards,

Autobytel Inc.

/s/ Lorna Larson
Lorna Larson
V.P., Human Resources